UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  July 28, 2015

FX ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-35012	87-0504461
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation or organization)		Identification No.)

3006 Highland Drive, Suite 206
Salt Lake City, Utah		84106
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code:		(801) 486-5555

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01—ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On July 28, 2015, FX Energy, Inc. (the “Company”), finalized an Up To EUR90,000,000 Senior Reserve Base Lending Facility Agreement with BNP Paribas (Suisse) SA and ING Bank N.V. (the “Facility”). The initial commitment of the Facility is EUR55 million, but may be increased to EUR90 million under certain conditions via an embedded accordion mechanism. The Facility calls for a periodic interest rate of LIBOR, plus an interest margin of 4.75% for the first two years of the facility and 5.00% for the final three years. The Facility has a term of five years, with scheduled semiannual borrowing-base reductions of 14.29% of the initial commitment amount beginning on June 30, 2017.

The initial borrowing base at closing was set at EUR45.1 million, which is approximately equal to $50 million, the Company’s outstanding balance at June 30, 2015. Initial proceeds from the Facility were used to repay the outstanding balance under the Company’s previous credit facility. Repayment of the Facility is secured by an encumbrance on the Company’s oil- and gas-producing properties in Poland and all intercompany advances from the Company to its Polish subsidiary and is guaranteed by the Company.

ITEM 9.01—FINANCIAL STATEMENTS AND EXHIBITS

The following are filed as exhibits to this report:

Exhibit Number	Title of Document	Location

10	Material Contracts
10.114
Up To EUR90,000,000 Senior Reserve Base Lending Facility Agreement among FX Energy Poland Sp. z o.o., FX Energy, Inc., FX Energy Netherlands Partnership C.V., FX Energy Netherlands B.V.,  BNP Paribas (Suisse) SA, and ING Bank N.V., dated July 28, 2015
This filing.

10.115	Intercreditor Deed among FX Energy Poland Sp. z o.o, BNP Paribas (Suisse) SA, ING Bank N.V., BNP Paribas SA, and the subordinated lenders dated July 28, 2015	This filing.

10.116
Deed of Pledge of Registered Shares of FX Energy Netherlands B.V. among Frontier Exploration Company and FX Drilling Company, Inc., in their capacity of general partners of FX Energy Netherlands Partnership C.V.; BNP Paribas (Suisse) SA; and FX Energy Netherlands B.V., dated July 29, 2015
This filing.
_______________
*
All exhibits are numbered with the number preceding the decimal indicating the applicable SEC reference number in Item 601 and the number following the decimal indicating the sequence of the particular document. Omitted numbers in the sequence refer to documents previously filed as an exhibit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FX ENERGY, INC.
Registrant

Dated: August 3, 2015	By:	/s/ Clay Newton
Clay Newton, Vice President

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